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Sanders Morris Harris Group to Acquire a 50.1% Interest in
Global Financial Services, $4 Billion Wealth Management Firm

HOUSTON, November 29, 2010 – Sanders Morris Harris Group Inc. (NASDAQ: SMHG) today announced that it has signed a definitive agreement to acquire a 50.1% interest in Global Financial Services L.L.C., a wealth management firm. Both companies are based in Houston. The consideration was not disclosed.

Global Financial Services (www.globalhou.com) has approximately $4 billion of client assets. Global Financial Services was founded in 1994 and most of its clients are leading international families and corporations. The firm is led by Robert C.A. Benjamin, Gerardo A. Chapa and Ricardo Perusquia, who will collectively continue to own 49.9% of the firm and serve on its Board of Managers.

“We are delighted to have Global Financial Services join us,” said George L. Ball, Chairman and Chief Executive Officer of Sanders Morris Harris Group. “Global has a distinguished history and client base. We know its principals well, and we look forward to working together with them to significantly grow their business, broaden their investment scope, and achieve cost efficiencies.”

Gerardo A. Chapa, Managing Director of Global Financial Services, noted, “This strategic alliance with Sanders Morris Harris Group is a major step forward for Global and our clients. We will continue to operate with the same staff of trusted advisors, providing the same high level of professional and personal service to our clients.  However, the scale and reach of financial services we offer will expand to include broader wealth management platforms, including several initiatives that are well underway. Additionally, by consolidating certain administrative functions under Sanders Morris Harris, we will have more time to devote to serving our clients.”

“This will bring our client assets to more than $16 billion,” added Ric Edelman, President of Sanders Morris Harris Group. “It is a part of our previously announced program to expand our organization. The transaction complements the growth of Edelman Financial Services and our other high net worth businesses, and our investment and operational capabilities will enable us to support the plans of Global Financial Services’ management.”

The transaction, subject to regulatory approval and other customary conditions, is expected to be completed in December.

About Sanders Morris Harris Group
Sanders Morris Harris Group is a wealth/asset management company that manages approximately $12.1 billion in client assets. Client assets include the gross value of assets under management directly or via outside managers and assets held in brokerage accounts for clients by outside clearing firms. Its corporate philosophy of investment in common aligns its interests with those of its clients. Sanders Morris Harris has more than 540 employees in 20 states. Additional information is available at www.smhgroup.com.

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